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FORM 3
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Date of Event Requiring Statement                          |6. If Amendment, Date
                                          |   (Month/Day/Year)                                           |    of Original
Herbst, James M.                          |   01/14/02                                                   |    (Month/Day/Year)
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(Last)        (First)       (Middle)      |3. IRS Identification |4. Issuer Name and Ticker              |    (n/a)
c/o Navigation Technologies Corporation   |   Number of          |   or Trading Symbol                   |
222 Merchandise Mart Plaza                |   Reporting Person,  |   NAVIGATION TECHNOLOGIES             |
The Merchandise Mart, Suite 900           |   if an Entity       |   CORPORATION  (ticker: n/a)          |
                                          |   (Voluntary)        |                                       |
------------------------------------------|                      |---------------------------------------|------------------------
               (Street)                   |                      |5. Relationship of Reporting Person    |7. Individual or
                                          |                      |    to Issuer (Check all applicable)   |   Joint/Group Filing
Chicago,       Illinois          60654    |                      |           Director       10% Owner    |  (Check applicable line)
------------------------------------------|                      |     -----           -----             |    X   Form Filed by
(City)          (State)          (Zip)    |                      |       X   Officer (give title below)  |  ----- One Reporting
                                          |                      |     -----                             |        Person
                                          |                      |           Other (specify below)       |        Form file by
                                          |                      |     -----                             |  ----- More than one
                                          |                      |   (Vice President, Digital            |        Reporting Person
                                          |                      |    Mapping Operations)                |
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security              |  2. Amount of Securities  |  3. Ownership Form: |  4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     |     Beneficially Owned    |     Direct (D) or   |     (Instr. 4)
                                  |     (Instr. 4)            |     Indirect (I)    |
                                  |                           |     (Instr. 5)      |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
Common Stock                      |          31,917           |         D           |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
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                                  |                           |                     |
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                                  |                           |                     |
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                                  |                           |                     |
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                                  |                           |                     |
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                                  |                           |                     |
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                                  |                           |                     |
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                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
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                                  |                           |                     |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v)

      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                         CONTAINED IN THIS FORM ARE NOT                   (OVER)

FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative | 2. Date Exercisable    |  3. Title and Amount of Securities   |4. Conversion  |5. Ownership |6. Nature of
   Security (Instr. 4) |    and Expiration Date |     Underlying Derivative Securities |   or Exercise |   Form of   |   Indirect
                       |    (Month/Day/Year)    |     (Instr. 4)                       |   Price of    |   Derivative|   Beneficial
                       |                        |                                      |   Derivative  |   Security: |   Ownership
                       |                        |                                      |   Security    |   Direct    |   (Instr. 5)
                       |                        |                                      |               |   (D) or    |
                       |------------------------|--------------------------------------|               |   Indirect  |
                       |            |           |                       | Amount or    |               |   (I)       |
                       | Date       | Expiration|                       | Number of    |               |   (Instr. 5)|
                       | Exercisable| Date      |  Title                | Shares       |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Options to Purchase    | Current    |           |  Common Stock         | 15,000       |  0.35         |    D        |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Options to Purchase    | Current    |           |  Common Stock         | 65,000       |  0.20         |    D        |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
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Explanation of Responses:

                                                                                  /s/ James M. Herbst               January 14, 2002
                                                                                  --------------------------------  ----------------
                                                                                  Signature of Reporting Person(1)        Date

(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note: File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                                                             Page 2

                           (Print or Type Responses)